EXHIBIT 99.1




                             FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT          or                   Investor Relations Counsel
-------                               --------------------------
Mitchell Binder                       Lena Cati, 212-836-9611
President & Chief Executive Officer   Linda Latman, 212-836-9609
631-435-8300                          The Equity Group Inc.

          ORBIT INTERNATIONAL CORP. REPORTS 2011 FIRST QUARTER RESULTS
          ------------------------------------------------------------

     FIRST QUARTER NET INCOME OF $524,000 COMPARED TO NET LOSS OF $647,000
     ---------------------------------------------------------------------
                         ON 23.1% INCREASE IN NET SALES
                         ------------------------------

   BACKLOG AT MARCH 31, 2011 WAS $21.2 MILLION,UP36.8% FROM ONE YEAR EARLIER
   -------------------------------------------------------------------------


Hauppauge, New York, May 10, 2011 - Orbit International Corp. (NASDAQ:ORBT), a defense and industrial electronics manufacturer, systems integrator and software solution provider, today announced results for the first quarter ended March 31, 2011.

FIRST  QUARTER  2011  VS.  FIRST  QUARTER  2010
-----------------------------------------------
-     Net  sales  increased  23.1%  to  $6,812,000  from  $5,532,000;
-     Gross margin was 43.0% compared to 33.3%;
-     Net income was $524,000 compared to a net loss of $647,000;
- Net income per diluted share was $0.11 compared to a net loss of $0.15 per share;
- Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $702,000 ($0.15 per diluted share) compared to a loss of $351,000 ($0.08 loss per share); and,
- Backlog at March 31, 2011 was $21.2 million, up 36.8% from $15.5 million at March 31, 2010. Of note, March 31, 2010 backlog was adjusted to reflect the cancellation of a $2.1 million order previously included in backlog for that period.

Mitchell Binder, President & Chief Executive Officer, stated, "The 23.1% increase in net sales combined with the gross margin improvement and substantial reduction in selling, general and administrative (S, G & A) expenses resulted in a nearly $1.2 million increase in profitability from the 2010 comparable period. All of the factors that we expected would improve operating performance for 2011 came to fruition in the current first quarter. Our gross margin increased to 43.0% compared to 33.3% and our S, G & A expenses as a percentage of net sales declined to 34.8% as compared to 44.6% in the previous year's first quarter due to the increase in sales, operating leverage inherent in our business, product mix, savings related to the non-renewal of the contract of our former CEO as of December 31, 2010 and lower rent for our Hauppauge facility."

Mr. Binder added, "Based upon our 36.8% increase in backlog which reached $21.2 million at March 31, 2011, we expect quarterly net sales and profitability for the rest of 2011 to equal or exceed that of the first quarter. Business conditions remain very good, particularly at our Power Group and Instrument Division. Bookings for the entire Company for the first quarter were in excess of $7.5 million, far exceeding the first quarter of 2010. In addition, bookings for our Power Group through April 2011 are over 70% higher than the year before."

The  largest  orders thus far this year with 2011 delivery dates are as follows:

- ICS has received an award valued in excess of $1,100,000 for its MK 437 Gun Mount Control Panels.
- Behlman received several new orders for COTS power supplies: a $269,000 follow-on order for a COTS power supply used in a shipboard-based satellite communications system; a $205,000 order for a COTS power supply for a new power application in a land-based satellite communication system; a $337,000 order for COTS power supplies used in a satellite communication system; and, a $380,000 order for a COTS power supply used on the RC-135, a U.S. Air Force all-weather airborne reconnaissance aircraft.
- Electronics Group received a follow-on order valued at approximately $400,000 for RCUs to support ongoing Common Transponder Program requirements.
- Orbit Instrument Division received two orders: an order in excess of $600,000 for data entry panels for the mission control in the E-2 Hawkeye and a $603,000 order for STARS keyboards for use in air traffic control systems in U.S. airports.

David Goldman, Chief Financial Officer, noted, "Our financial condition remains strong. At March 31, 2011, total current assets were $20,412,000 versus total current liabilities of $5,340,000 for a 3.8 to 1 current ratio. Cash, cash equivalents and marketable securities as of March 31, 2011 were approximately $950,000. Our inventories at March 31, 2011 increased by over $1 million from December 31, 2010 due to increased shipments expected for the second and third quarters due to customer delivery schedules. To enhance future cash flow, we have approximately $22 million and $8 million in federal and state net operating loss carryforwards, respectively, to offset profits from federal and state taxes. Our tangible book value at March 31, 2011 was $3.19 per share, compared to $3.07 per share at December 31, 2010 and $3.33 per share at March 31, 2010. The Company was also in compliance with its financial covenants as of March 31, 2011."

Mr. Binder concluded, "We have a two-fold strategy for growth. We will continue to pursue organic growth as we convert prototype awards into initial production awards, obtain follow-on awards on existing programs, and by pursuing new business opportunities. In addition, we are also pursuing strategic accretive acquisitions, seeking primarily to expand our Power Group. Acquisitions of this kind should enable us to grow our business faster and also achieve better utilization at our existing facilities through consolidation. However, these efforts are in its preliminary stage."

CONFERENCE  CALL
----------------
The Company will hold a conference call for investors today, May 10, 2011, at 11:00 a.m. ET. Interested parties may participate in the call by dialing 201-689-8037; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit's website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment. The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit's operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

                           (See Accompanying Tables)


                           ORBIT INTERNATIONAL CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                       (UNAUDITED)
                                                     2011       2010
                                                   ------     -------
Net sales                                          $6,812     $5,532

Cost of sales                                       3,885      3,690
                                                   ------      ------
Gross profit                                        2,927      1,842

Selling general and administrative expenses         2,368      2,469

Interest expense                                       53         57

Investment and other (income)                         (34)       (41)
                                                   ------     -------
Net income (loss) before taxes                        540       (643)

Income taxes                                           16          4
                                                   -------    -------
Net income (loss)                                  $  524     $ (647)
                                                   ======     =======

Basic earnings (loss) per share                    $ 0.11     $(0.15)
                                                   ======     =======
Diluted earnings (loss) per share                  $ 0.11     $(0.15)
                                                   ======     =======
Weighted average number of shares outstanding:
 Basic                                              4,638      4,367
 Diluted                                            4,662      4,367


                           ORBIT INTERNATIONAL CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              2011          2010
                                                             ------        ------
EBITDA Reconciliation (as adjusted)
-----------------------------------------------------------
Net income (loss)                                              $ 524    $ (647)
Interest expense                                                  53        57
Income tax expense                                                16         4
Depreciation and amortization                                     69       153
Stock based compensation                                          40        82
                                                               -----    -------
EBITDA (1)                                                     $ 702    $ (351)
                                                               =====    =======

Adjusted EBITDA Per Basic and Diluted Share Reconciliation
-----------------------------------------------------------
Net income (loss)                                              $0.11    $(0.15)
Interest expense                                                0.01      0.01
Income tax expense                                              0.00      0.00
Depreciation and amortization                                   0.02      0.04
Stock based compensation                                        0.01      0.02
                                                               -----    ------
EBITDA per basic and diluted share (1)                         $0.15    $(0.08)
                                                               =====    =======


(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America. Management uses adjusted EBITDA to evaluate the operating performance of its business. It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions. EBITDA is also a useful indicator of the income generated to service debt. EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.


                                                           THREE MONTHS ENDED
                                                               MARCH 31,
Reconciliation of EBITDA, as adjusted,
 to cash flows used in operating activities (1)          2011              2010
 ----------------------------------------------         ------             ----
EBITDA (as adjusted)                                 $   702             $(351)
Interest expense                                         (53)              (57)
Income tax expense                                       (16)               (4)
Bond amortization                                          -                 1
Inventory reserves                                        40                 8
(Gain) loss on sale of marketable securities              (5)                5
Deferred income                                          (22)              (21)
Net change in operating assets and liabilities        (2,142)             (555)
                                                      -------            ------
Cash flows used in operating activities              $(1,496)            $(974)
                                                    =========            ======



                                             ORBIT INTERNATIONAL CORP.
                                            CONSOLIDATED BALANCE SHEETS

                                                                                              MARCH 31, 2011     DECEMBER 31, 2010
                                                                                              --------------    ------------------
                                                                                                (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                                                   $   804,000     $        1,964,000
   Investments in marketable securities                                                            152,000                146,000
   Accounts receivable, less allowance for doubtful accounts                                     4,570,000              3,927,000
   Inventories                                                                                  12,770,000             11,627,000
   Costs and estimated earnings in excess of billings on   uncompleted contracts                   532,000                468,000
   Deferred tax asset                                                                              602,000                391,000
   Other current assets                                                                            982,000              1,043,000
                                                                                                ----------      ------------------
                            Total current assets                                                20,412,000             19,566,000

Property and equipment, net                                                                      1,171,000              1,172,000
Goodwill                                                                                         1,688,000              1,688,000
Deferred tax asset                                                                               1,635,000              1,847,000
Other assets                                                                                       104,000                106,000
                                                                                                ----------      ------------------

 Total assets                                                                                  $25,010,000     $       24,379,000
                                                                                               ===========     ===================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long term debt                                                           $   931,000     $          931,000
   Accounts payable                                                                              1,188,000                794,000
   Notes payable-bank                                                                            1,017,000                387,000
   Liability associated with former chief executive officer                                      1,081,000              1,194,000
   Accrued expenses                                                                              1,001,000              1,051,000
   Customer advances                                                                                37,000                118,000
   Deferred income                                                                                  85,000                 85,000
                                                                                               -----------     -------------------
                             Total current liabilities                                           5,340,000              4,560,000

Deferred income                                                                                     64,000                 86,000
Liability associated with former chief executive officer, net of   current portion                  29,000                494,000
Long-term debt, net of current portion                                                           2,793,000              3,026,000
                                                                                                -----------    -------------------
    Total liabilities                                                                            8,226,000              8,166,000

Stockholders' Equity
 Common stock                                                                                      510,000                510,000
 Additional paid-in capital                                                                     22,403,000             22,360,000
 Treasury stock                                                                                   (915,000)              (915,000)
 Accumulated other comprehensive gain                                                               23,000                 19,000
 Accumulated deficit                                                                            (5,237,000)            (5,761,000)
                                                                                                -----------    -------------------
     Stockholders' equity                                                                       16,784,000             16,213,000
                                                                                                ----------     ------------------
     Total liabilities and stockholders' equity                                                $25,010,000     $       24,379,000
                                                                                               ===========     ==================